Filed pursuant to Rule 433

Dated August 13, 2012

Registration Statement No. 333-182527

Filed pursuant to Rule 433

Dated August 13, 2012

Registration Statement No. 333-182527

The GE Interest Plus product name is the same but our logo has changed.

When you go to our website or receive statements in the future, you will see the new logo **"GE Capital Invest Direct"** where the GE Interest Plus logo used to appear. We are making this change to make it clear to investors that GE Interest Plus is a direct investment in General Electric Capital Corporation.

GE Capital Invest Direct

Reflecting this change is our new website address **www.GECapitalInvestDirect.com**. If you enter in our old web address, **www.geinterestplus.com**, you will be automatically redirected to our new site. Once there, you can continue to login to eService with your current username and password. After you login, you'll notice a change to our design and navigation and enhanced functionality. Visit eService to find out more.



New mailing addresses:

Mail Additional Investments to:
GE Capital Invest Direct
GE Interest Plus
PO Box 534020
Pittsburgh, PA 15253-4020

Mail Letters and Forms to:
GE Capital Invest Direct
GE Interest Plus
PO Box 534021
Pittsburgh, PA 15253-4021

Send Overnight Mail for either of the above purposes to:
GE Capital Invest Direct
GE Interest Plus
Room 154-0510
500 Ross Street
Pittsburgh, PA 15262

We appreciate your investment and look forward to continuing to serve you.

The issuer has filed a registration statement (including a prospectus) (Registration Statement No. 333-182527) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at **www.sec.gov**. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll free (800) 433-4480.

GE Capital Invest Direct

Important information about GE Interest Plus!



GE Interest Plus has moved to a new servicing agent: BNY Mellon. Please read this insert, which contains important information on what this means for you and your investment.

Your investment account number has been modified.

Personal Investment Account Numbers

For **personal investments** (individuals, joint tenants, custodial and personal trusts) the number **9350** will now appear at the front of your current 10-digit investment account number. See examples below:

If your investment account number is:	Your NEW investment account number will be:
924-XXXXXXX	9350-924-XXXXXXX
912-XXXXXXX	9350-912-XXXXXXX
901-XXXXXXX	9350-901-XXXXXXX

Business Investment Account Numbers

For **business investments**, the number **9300** will now appear at the front of your current 10-digit investment account number. See examples below:

If your investment account number is:	Your NEW investment account number will be:
924-XXXXXXX	9300-924-XXXXXXX
912-XXXXXXX	9300-912-XXXXXXX
905-XXXXXXX	9300-905-XXXXXXX

If you are enrolled in check writing, you will be issued a new checkbook.

A checkbook will be mailed to you shortly. Once you receive your new checkbook you must destroy your old checks and begin using your new checkbook.

Our toll-free number remains the same: (800) 433-4480.

If you need to speak to a representative, they are now available 30 minutes earlier. You may speak to them now on business days, from 8:00 a.m. to 7:00 p.m. Eastern Time. If you are calling to use the automated telephone line, you will need to establish a new personal identification number (PIN) the first time you access the system. Simply listen to the menu after you connect for instructions.

Our bank routing numbers have changed.

Our agent bank is now BNY Mellon and our bank routing and transit numbers have changed. In addition, there are now different routing numbers for wires and for Automated Clearing House (ACH) transfers (electronic transfers).

For personal investors, there will be processes in place with our previous agent bank, The Huntington National Bank, until October 4, 2012 to allow you to update any instructions you maintain with outside payees (see call out box for right).

New bank routing numbers:

Bank Routing Number for ACH transfers:	ABA # 043302493
Wire instructions for Federal Reserve bank wires:	GE Interest Plus BNY Mellon Pittsburgh, PA ABA # 043000261 Your new 14 digit GE Interest Plus Investment Account #

NOTE: If you wire funds to your GE Interest Plus investment, there will NOT be a process in place to reroute the wire. Therefore, any funds you wire to your GE Interest Plus investment after August 10, 2012 must include our new bank routing number for wire transactions and your new investment account number or the wire will be returned.

For Personal Investors: To allow you time to update instructions you maintain with outside payees, we will maintain our current relationship with our previous agent bank, The Huntington National Bank, until October 4, 2012.

Therefore:

- **Checks you write on previously issued checkbooks will continue to be processed until October 4, 2012.** After that date, any checks received from old checkbooks will be rejected.
- **Externally generated payments to or payments from your GE Interest Plus investment using our old bank routing number and your old account number will continue to be processed until October 4, 2012.** After that date, only transactions initiated using your new account number and our new bank routing number will be processed and any transactions routed to The Huntington National Bank using your previous account number and/or our previous bank routing number will be rejected.